Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders, Board of Directors and Audit Committee
Nicolet Bankshares, Inc.
Green Bay, Wisconsin

We consent to the incorporation by reference in the registration statements (No. 333-736006, No. 33-2657, No. 333-182464 and No. 333-182465) on Form S-8 and No. 333-214840 on Form S-3D of Nicolet Bankshares, Inc. of our reports dated February 25, 2022, with respect to the consolidated balance sheet of Nicolet Bankshares, Inc. as of December 31, 2021, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2021, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021, Annual Report on Form 10-K of Nicolet Bankshares, Inc.

/s/ BKD, LLP

Springfield, Missouri
February 25, 2022